AmeriPrime Funds Amendment No. 9



                                            Agreement and Declaration of Trust





         1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby



     a. establish two new series of shares of the Trust and designate such series the "Jumper Strategic Reserve Fund" and the "AAM Fund" (the "Series");


     b. establish two new classes of shares of the Carl Domino Equity Income Fund (the "Fund") and designate such classes "Class A" and "Investor Class;" and


     c. redesignate and reclassify the issued and outstanding shares of the Carl Domino Equity Income Fund as Investor Class shares.



     2. The relative rights and preferences of each series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.


         3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.






                      /s/_________________________________

                                              Steve L. Cobb



                      /s/_________________________________

                                              Gary E. Hippenstiel



                      /s/_________________________________

                                              Kenneth D. Trumpfheller





Date:  April 7, 1998

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